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                                                                      EXHIBIT(p)

                                                  FORM OF SUBSCRIPTION AGREEMENT

                             SUBSCRIPTION AGREEMENT

         THIS SUBSCRIPTION AGREEMENT is entered into as of the ___ day of March 1997, between Nextel STRYPES Trust, a trust created and existing under the laws of Delaware (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust"), and ML IBK Positions, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation (each a "Purchaser" and, collectively the "Purchasers").

         THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. PURCHASE AND SALE OF THE STRYPES

         1.1 SALE AND ISSUANCE OF UNITS. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to each Purchaser, severally and not jointly, and each Purchaser, severally and not jointly, agrees to purchase from the Trust, one Structured Yield Product Exchangeable for Stock(SM), representing an undivided beneficial interest in the Trust (a "STRYPES"), at a purchase price per STRYPES of $50,000.

         1.2 CLOSING. The purchase and sale of the STRYPES shall take place at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048 at 9:00 a.m., on March , 1997, or at such other time ("Closing Date") and place as the Trust and the Purchasers mutually agree upon. At or after the Closing, the Trust shall deliver to each Purchaser a certificate representing the STRYPES purchased by such Purchaser, registered in the name of such Purchaser or its nominee. Payment for the STRYPES shall be made on the Closing Date by each Purchaser by bank wire transfer or by delivery of a certified or official bank check, in either case in immediately available funds, of an amount equal to the purchase price of the STRYPES purchased by such Purchaser.

         2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH PURCHASER. Each Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

         2.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made by the Trust with such Purchaser in reliance upon such Purchaser's representation to the Trust, which by such Purchaser's execution of this Agreement such Purchaser hereby

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(SM) Service Mark of Merrill Lynch & Co., Inc
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confirms, that the STRYPES are being acquired for investment for such
Purchaser's own account, and not as a nominee or agent and not with a view to the resale or distribution by such Purchaser of any of the STRYPES, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the STRYPES, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times by within its control. By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the STRYPES.

         2.2 INVESTMENT EXPERIENCE. Such Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the STRYPES. Such Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the "Act").

         2.3 RESTRICTED SECURITIES. Such Purchaser understands that the STRYPES are characterized as "restricted securities" under the United States securities laws inasmuch as they are being acquired from the Trust in a transaction not involving a public offering and that under such laws and applicable regulations such STRYPES may be resold without registration under the Act only in certain circumstances. In this connection, such Purchaser represents that it understands the resale limitations imposed by the Act and is generally familiar with the existing resale limitations imposed by Rule 144.

         2.4 FURTHER LIMITATIONS ON DISPOSITION. Such Purchaser further agrees not to make any disposition directly or indirectly of all or any portion of the STRYPES unless and until:

                  (a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (b) Such Purchaser shall have furnished the Trust with an opinion of counsel, reasonably satisfactory to the Trust and such disposition will not require registration of such STRYPES under the Act.

                  (c) Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to any affiliate of such Purchaser, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were the original Purchaser hereunder.


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         2.5 LEGENDS. It is understood that the certificate evidencing the
STRYPES may bear either or both of the following legends:

                  (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to the Trustees of Nextel STRYPES Trust that such registration is not required."

                  (b) Any legend required by the laws of any other applicable jurisdiction.

         Each Purchaser and the Trust agree that the legend contained in the paragraph (a) above shall be removed at a holder's request when they are no longer necessary to ensure compliance with federal securities laws.

         2.6 SPLIT OF STRYPES. Each Purchaser consents to the split of such Purchaser's STRYPES. Subsequent to the determination of the public offering price per STRYPES and related underwriting discount for the STRYPES to be sold to the Underwriters (as defined in the Amended and Restated Trust Agreement of the Trust, dated as of February 26, 1997, by and among ML IBK Positions, Inc., and Donaldson, Lufkin & Jenrette Securities Corporation, as sponsors, and the trustees of the Trust named therein) but prior to the sale of the STRYPES to the Underwriters, each STRYPES purchased hereby shall be split into a greater number of STRYPES so that immediately following such split the value of each STRYPES held by the Purchasers will equal the aforesaid public offering price per STRYPES.

         2.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         2.8 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such state.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                             NEXTEL STRYPES TRUST



                             By ______________________________________
                                Donald J. Puglisi, as Managing Trustee


                             ML IBK POSITIONS, INC.



                             By ______________________________________
                                Name:
                                Title:


                             DONALDSON, LUFKIN & JENRETTE
                               SECURITIES CORPORATION



                             By ______________________________________
                                Name:
                                Title:




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